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                                                                Exhibit 5/99.B5


                          INVESTMENT ADVISORY AGREEMENT

          Fasciano Fund, Inc., a Maryland corporation (the "Fund"), and Fasciano Company, Inc., an Illinois corporation (the "Adviser"), agree that:

          1. ENGAGEMENT OF THE ADVISER. The Adviser shall manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the board of directors of the Fund, for the period and on the terms set forth in this Agreement. The adviser shall give due consideration to the investment policies and restrictions and the other statements concerning the Fund in the Fund's restated articles of incorporation, bylaws, and registration statements under the Investment Company Act of 1940 ("1940 Act") and the Securities Act of 1933, and to the provisions of the Internal Revenue Code applicable to the fund as a regulated investment company. The Adviser shall be deemed for all purposes to be an independent contractor and not an agent of the Fund, and unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way.

          The Adviser is authorized to make the decisions to buy and sell securities of the Fund, to place the Fund's portfolio transactions with securities broker-dealers, and to negotiate the terms of such transactions, including brokerage commissions on brokerage transactions, on behalf of the Fund. The Adviser is authorized to exercise discretion within the Fund's policy concerning allocation of its portfolio brokerage, as permitted by law, including but not limited to section 28(e) of the Securities Exchange Act of 1934, and in so doing shall not be required to make any reduction in its investment advisory fees.

          2. EXPENSES TO BE PAID BY THE ADVISER. The Adviser shall furnish, at its own expense, office space to the Fund and all necessary office facilities, equipment and personnel for managing the assets of the Fund. The Adviser shall also assume and pay all other expenses incurred by it in connection with managing the assets of the Fund, including all expenses of marketing shares of the Fund.

          3. EXPENSES TO BE PAID BY THE FUND. The Fund shall pay all charges of depositories, custodians and other agencies for the safekeeping and servicing of its cash, securities and other property and of its transfer agents, registrars and its dividend disbursing and redemption agents, if any; all charges of legal counsel and of independent auditors; organizational expenses of the Fund (which will be amortized over a five-year period); all expenses in determination of price computations, placement of securities orders and related bookkeeping; all compensation of directors other than those affiliated with the Adviser and all expenses incurred in connection with their services to the Fund; all expenses of publication of notices and reports to its shareholders; all expenses of proxy solicitations of the Fund or its board of directors; all taxes and corporate fees payable to federal, state or other governmental agencies, domestic or foreign; all stamp or other transfer taxes; all expenses of printing and mailing certificates for shares of the Fund; and all expenses of bond and insurance coverage required by law or deemed advisable by the Fund's board of directors. In addition to the payment of expenses, the Fund shall also pay all brokers' commissions and other charges relative to the

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purchase and sale of portfolio securities, interest charges and litigation and other extraordinary expenses, if any.

          4. COMPENSATION OF THE ADVISER. For the services to be rendered and the charges and expenses to be assumed and to be paid by the Adviser hereunder, the Fund shall pay to the Adviser a monthly fee of 1/12 of 1% of the average daily net asset value of the Fund, as determined by the average of valuations made as of the close of business on each day that the Fund calculates its net asset value, which fee shall be payable monthly on or before the 15th day of the succeeding month.

          5. LIMITATION OF EXPENSES OF THE FUND. During the term of this Agreement, the total operating expenses of the Fund, including fees paid to the Adviser, shall not in any fiscal year exceed 2% of the average net asset value of the Fund as determined by valuations made as of the last business day of each month, and the Adviser agrees to pay any excess operating expenses or to reimburse the Fund for any sums expended for such expenses in excess of that amount. For this purpose, brokers' commissions and other charges relative to the purchase and sale of portfolio securities, interest charges, taxes and litigation and other extraordinary expenses shall not be regarded as operating expenses.

          6. SERVICES OF THE ADVISER NOT EXCLUSIVE. The services of the Adviser to the Fund hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired by such other activities.

          7. SERVICES OTHER THAN AS THE ADVISER. The Adviser or its affiliates may act as broker for the Fund in connection with the purchase or sale of securities by or to the Fund if and to the extent permitted by procedures adopted from time to time by the board of directors of the Fund. Such brokerage services are not within the scope of the duties of the Adviser under this Agreement, and, within the limits permitted by law and the board of directors of the Fund, the Adviser may receive brokerage commissions, fees or other remuneration from the Fund for such services in addition to its fee for services as the Adviser. Within the limits permitted by law the Adviser may receive compensation from the Fund for other services performed by it for the Fund which are not within the scope of the duties of the Adviser under this Agreement.

          8. LIMITATION OF LIABILITY OF THE ADVISER. The Adviser shall not be liable to the Fund or its shareholders for any loss suffered by the Fund or its shareholders from or as a consequence of any act or omission of the Adviser, or of any of the directors, officers, employees or agents of the Adviser, in connection with or pursuant to this Agreement, except by reason of willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or by reason of reckless disregard by the Adviser of its obligations and duties under this Agreement.

          9. DURATION AND RENEWAL. This Agreement shall continue in effect until two years from the date of its execution, and thereafter from year to year only so long as such continuance is specifically approved at least annually by the board of directors of the Adviser and by (a) a majority of those directors of the Fund who are not "interested persons" (as defined in


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section 2(a)(19) of the 1940 Act) of the Fund or the Adviser, voting in person at a meeting called for the purpose of voting on such approval, and (b) either the board of directors of the Fund or by vote of the holders of a "majority of the outstanding shares of the Fund" (which term as used throughout this Agreement shall be construed in accordance with the definition of "vote of a majority of the outstanding voting securities of a company" in section 2(a)(42) of the 1940 Act).

          10. TERMINATION. This Agreement may be terminated at any time, without payment of any penalty, by the board of directors of the Fund, or by a vote of the holders of a majority of the outstanding shares of the Fund, upon 60 days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time upon 60 days' written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in section 2(a)(4) of the 1940 Act).

          11. AMENDMENT. This Agreement may not be amended without the affirmative vote of (a) a majority of those directors of the Fund who are not "interested persons" (as defined in section 2(a)(19) of the 1940 Act) of the Fund or the Adviser, voting in person at a meeting called for the purpose of voting on such approval, and (b) the holders of a majority of the outstanding shares of the Fund.

Dated  November 1, 1988



                                   FASCIANO FUND, INC.



                                   By /s/ Michael F. Fasciano
                                     ------------------------
                                   President



                                   FASCIANO COMPANY, INC.



                                   By /s/ Michael F. Fasciano
                                      -----------------------
                                   President


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